Exhibit 21.1

Celera Corporation Subsidiaries

Name	State of Incorporation or Organization
Axys Pharmaceuticals, Inc.	Delaware
Axys 468 Littlefield LLC	California
Berkeley HeartLab, Inc.	Delaware
Celera Diagnostics, LLC	Delaware
Foster City Holdings, LLC	Delaware	(1)
GenScope, Inc.	Delaware	(1)
Paracel, Inc.	California	(1)
Paracel Government Systems, Inc.	Delaware	(1)
PE AgGen, Inc.	Utah	(1)
Rockville Holdings, LLC	Delaware	(1)

(1)	This entity is considered dormant and/or has no material operations/assets.